Exhibit 99.1 Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141
FOR IMMEDIATE RELEASE	Company Contact
November 12, 2020	Jacqueline Burwitz Investor Relations 314-985-2169 JacquelineE.Burwitz@energizer.com

Energizer Holdings, Inc. Announces Fiscal 2020 Fourth Quarter and Full Year Results, Financial Outlook for Fiscal 2021 and New Share Repurchase Authorization

•Strong top-line growth with fiscal fourth quarter reported net sales increase of 6.1% due to organic net sales growth and fiscal 2020 reported net sales increase of 10.0%, including 2.5% of organic growth.(1)

•Diluted net loss from continuing operations per common share of $0.67 in the fourth fiscal quarter, and Diluted net earnings from continuing operations per common share of $0.44 in fiscal 2020, and includes loss on debt extinguishment, impact of acquisition and integration costs and higher than expected COVID costs.

•Adjusted Diluted net earnings from continuing operations per common share of $0.59 in the fourth fiscal quarter and Adjusted Diluted net earnings from continuing operations per common share of $2.31 in fiscal 2020, inclusive of $0.28 and $0.41 of incremental COVID-19 costs, respectively.(1)

•Better than expected cash flows from operating activities of $157 million in the fourth fiscal quarter and $389 million for the fiscal year, and Adjusted free cash flow of $161 million in the fourth fiscal quarter and $405 million for the fiscal year, allowing for over $100 million in debt pay down subsequent to year-end.(1)

•Company expects to deliver 2% to 4% organic revenue growth, Adjusted EBITDA in the range of $600 to $630 million and Adjusted earnings per share in the range of $2.95 to $3.25 for fiscal 2021.(1)

•Announces Board approval of new 7.5 million share repurchase authorization.

St. Louis —November 12, 2020—Energizer Holdings, Inc. (NYSE: ENR) today announced results for the fourth fiscal quarter and full fiscal year, which ended September 30, 2020.

“The continued elevated demand for batteries and the recovery of the auto care business resulted in our fifth consecutive year of organic growth. Throughout the pandemic, our focus has continued to be on the health and safety of our colleagues and meeting the needs of our customers and consumers,” said Alan Hoskins, Chief Executive Officer. “Doing so resulted in higher costs and ultimately lower earnings. We believe that the value of our relationships with our customers far outweighs these short-term costs.”

“We have taken action to increase our agility and ability to serve our customers. We expect the increased costs related to COVID-19 will be substantially reduced by the end of the first quarter of fiscal 2021. The actions we have taken include enhancing our manufacturing network, reorganization of our global product supply structure, and acceleration of our investment in enterprise analytics to drive better, and more timely, decision-making. With these steps well underway, we believe we are back on the path of delivering meaningful growth in 2021 and beyond by improving productivity and taking costs out of the business while continuing to grow the top line through both innovation and strengthening our brands.”

__________________

(1) See Press Release attachments and supplemental schedules for additional information, including the GAAP to Non-GAAP reconciliations.
Top-Line Performance

For the quarter and fiscal year, top-line sales growth continued to be very strong. Net sales were $763.0 million for the fourth fiscal quarter compared to $719.0 million in the prior year period and $2,744.8 million for the fiscal year compared to $2,494.5 million for the prior fiscal year.

	Fourth Quarter	% Chg	Full Fiscal Year	% Chg
Net Sales - FY'19	$719.0		$2,494.5
Organic	43.8	6.1%	61.4	2.5%
Impact of Battery Acquisition	—	—%	125.5	5.0%
Impact of Auto Care Acquisition	—	—%	85.1	3.4%
Change in Argentina operations	2.0	0.3%	1.6	0.1%
Impact of currency	(1.8)	(0.3)%	(23.3)	(1.0)%
Net Sales - FY'20	$763.0	6.1%	$2,744.8	10.0%

Organic net sales increased 6.1% in the fourth fiscal quarter due to the following items:(1)

•Distribution gains across all product categories contributed 3% to the organic increase;

•Increased year-over-year replenishment volume, primarily in North America battery, contributed 3% to the increase;

•Increased volume driven by the COVID-19 pandemic, which was slightly offset by increased retailer fines and penalties due to the unprecedented demand spike and necessary actions to support our customers and consumers, contributed a net impact of 0.9% to the increase; and

•Lower year-over-year U.S. hurricane volume of 0.8% partially offset the increases.

Organic net sales increased 2.5% in the fiscal year due to the following items:(1)

•Distribution gains contributed 2.7% of the increase;

•Favorable carryover impact of the fiscal 2019 price increases, together with the net COVID-19 pandemic impact driven by North America battery, contributed 1.0% of the increase; and

•Lower replenishment volume early in the year, and the year-over-year impact of lower storm activity partially offset the increases.

Gross Margin

Gross margin percentage on a reported basis for the fourth fiscal quarter was 36.9%, versus 40.0% in the prior year quarter, and was 39.4% for fiscal 2020, versus 40.2% in the prior year. Excluding the prior year inventory step up resulting from purchase accounting and acquisition and integration costs in both years, gross margin was 38.4% for the fourth fiscal quarter, down 370 basis points from the prior year quarter, and was 40.6% for the fiscal year, down 200 basis points from prior year.(1)

	Fourth Quarter	Full Fiscal Year
Adjusted Gross Margin - FY'19 (1)	42.1%	42.6%
Incremental COVID-19 costs	(2.3)%	(1.1)%
Collective shift in customer and product mix	(1.7)%	(0.8)%
Unfavorable movement in foreign currencies and tariffs	(1.0)%	(0.6)%
Lower margin rate profile of the acquired businesses	—%	(0.8)%
Synergy realization	1.3%	1.3%
Adjusted Gross Margin - FY'20 (1)	38.4%	40.6%

Gross margin reflects the demand impact from COVID-19 that was elevated and prolonged for much of fiscal 2020 which put significant stress on our global network. This impact was compounded in the fourth quarter due to preparation for the upcoming holiday season. In order to serve our customers, we took a series of actions, including higher than normal internal production, aggressively sourcing raw materials and finished goods, and increasing air freight and co-packing capacity. These efforts resulted in incremental COVID-19 costs in the fiscal fourth quarter and fiscal year.
Fiscal 2020 gross margin performance was also heavily impacted by sales mix changes, including:

•As the fiscal year unfolded, the pandemic resulted in lockdowns across the world, which drove shifts in our business from higher margin markets, which in some cases had longer and more severe lockdowns, to lower margin markets; and

•Changes in consumers’ shopping behaviors as they navigated the pandemic by migrating to different channels and products.

Selling, General and Administrative expense (SG&A)

SG&A, excluding acquisition and integration costs, for the fourth fiscal quarter was 15.6% of net sales, or $118.8 million, a decrease of $4.2 million versus the prior year. This decrease was driven by synergy realization primarily due to transition service agreement (TSA) exits.(1)

SG&A, excluding acquisition and integration costs, for fiscal 2020 was $444.5 million, or 16.2% of net sales, as compared to $433.4 million, or 17.4% of net sales, in the prior year. The changes were due to incremental SG&A of approximately $26 million due to the Battery and Auto Care Acquisitions, partially offset by synergy realization and reduced spending.(1)

Advertising and promotion expense (A&P)

A&P was 5.3% of net sales for the fourth fiscal quarter, an increase of 150 basis points, or $12.8 million. The increase was due to planned incremental investment in our branded product portfolio.

A&P was 5.4% of sales for fiscal 2020, an increase of 30 basis points, or $19.8 million. The increase over prior year is driven by incremental spending of $3.5 million due to the Battery and Auto Care Acquisitions, which was primarily for product and packaging innovation and promotional support for our auto care brands, in addition to planned incremental investment in our branded product portfolio.

Earnings Per Share and Adjusted EBITDA	Fourth Quarter		Full Fiscal Year
(In millions, except per share data)	2020	2019	2020	2019
Net (loss)/earnings from continuing operations	$(41.7)	$47.0	$46.8	$64.7
Diluted net (loss)/earnings per common share - continuing operations	$(0.67)	$0.62	$0.44	$0.78

Adjusted net earnings from continuing operations(1)	$44.7	$68.6	$176.8	$216.1
Adjusted diluted net earnings per common share - continuing operations (1)	$0.59	$0.93	$2.31	$3.00
Adjusted EBITDA(1)	$140.4	$156.9	$562.0	$545.5

During the quarter, the Company took advantage of favorable debt markets and refinanced its Senior Notes due 2025 and 2026, totaling $1.35 billion in principal amount, with new Senior Notes which come due in 2028 and 2029, respectively. The new Senior Notes have significantly lower interest rates and will result in approximately $17.5 million in annual interest savings, as well as an extension of the weighted average maturity of these borrowings by roughly three years.

Our fourth quarter earnings per share and Adjusted EBITDA were lower than previously provided guidance primarily due to incremental COVID-19 costs caused by elevated demand, primarily customer fines and penalties, increased product sourcing costs, including tariffs, and higher SG&A relating to factoring costs, legal fees and compensation expenses. These increased costs resulted in a decline of approximately $16 million in Adjusted EBITDA, and coupled with the increase in tax rate, approximately $0.20 of earnings per share for the year.

The Net loss from continuing operations for the fiscal fourth quarter included the loss on the extinguishment of debt of $90.7 million, or $1.01 per diluted share, and pre-tax acquisition and integration expense of $20.4 million, or $0.29 per diluted share.

The Net earnings from continuing operations for the fiscal year included the loss on extinguishment of debt of $94.9 million, or $1.05, per diluted share, and pre-tax acquisition and integration costs of $68.0 million, or $0.79 per diluted share.

The change in Adjusted EBITDA and Adjusted diluted net earnings per common share - continuing operations for the quarter was driven in large part by incremental COVID-19 costs, including air freight and customer fines and penalties and increased A&P, offset by the continued realization of synergies.

The impacts on Adjusted EBITDA and Adjusted diluted net earnings per common share - continuing operations for the fiscal year were largely the same as the fiscal quarter, with the addition of a full year of acquisition activity, as well as the impact of unfavorable currency. A higher tax rate, due to country mix of earnings, also impacted the year-over-year change in adjusted earnings per common share - continuing operation.

Incremental COVID-19 Costs

The table below is a summary of the incremental COVID-19 costs incurred for the fourth fiscal quarter and fiscal year in addition to the impact these costs had on our EBITDA and Earnings per share for both periods presented:

(In millions, except per share data)	Fourth Quarter	Fiscal Year 2020
Gross margin	$19.0	$29.0
SG&A	3.0	—
Interest expense	3.0	7.0
Incremental COVID-19 Costs	$25.0	$36.0

Impact to EBITDA	$22.0	$29.0
Impact to Earnings per share	$0.28	$0.41

Strong Free Cash Flow and Continued Return of Capital

•We generated strong cash flows from continuing operations of $157.4 million and $389.3 million for the quarter and the year, respectively, and Adjusted Free Cash Flow from continuing operations of $161.4 million and $405.1 million for the quarter and year, respectively, driven primarily by working capital improvements and certain one-time tax items realized earlier in the year. Strong cash flows allowed for the Company to pay down over $100 million of debt subsequent to year-end.(1)

•Dividend payments in the quarter were approximately $21 million, or $0.30 per common share and $4.1 million, or $1.875 per share of mandatory preferred convertible stock. Dividend payments for the year were $85.4 million, or $1.20 per common share and $16.2 million, or $7.50 per share of mandatory preferred convertible shares.

•Repurchased approximately 980,000 shares of common stock for $45.0 million in the first fiscal quarter. As noted above, the Board has approved a new share repurchase program for up to 7.5 million shares. This replaced the prior authorization that was outstanding.

•Net debt to credit defined EBITDA was 4.8 times at the end of fiscal 2020.

Financial Outlook and Assumptions for Fiscal Year 2021(1)

The Company is providing the below financial outlook and assumptions for fiscal 2021. Note that all comparisons are with actual results for fiscal year ended September 30, 2020. As we continue to navigate through the impacts of the pandemic, our assumptions for fiscal 2021 do not anticipate any significant disruptions to our global manufacturing plants, distribution centers or customers. We assume the retail environment will remain competitive and the commodity costs will be benign. Should disruption occur that is prolonged, our expected results may be significantly impacted as we may not be able to supply demand in a timely manner or at all. Looking specifically at our key metrics for fiscal 2021, we expect the following:

•Net Sales growth in the range of 2% to 4% with expected growth in batteries at the low end of the range and auto care at the high end of the range;

•Adjusted gross margin to be essentially flat with approximately $15 million of COVID-19 costs expected to be incurred in the first quarter, and an expected sequential improvement in gross margin rate as we progress through 2021;

•Adjusted earnings per share in the range of $2.95 to $3.25;

•Adjusted EBITDA range of $600 to $630 million;

•Adjusted free cash flow in the range of $325 to $350 million dollars, as working capital returns to more normalized levels and we lapped one-time tax items from the prior fiscal year;

•Capital spending, excluding integration, in the range of $35 to $45 million, and integration related capital in the range of $30 to $40 million.

Given the expected growth in fiscal 2021 is off lower-than-previously expected fiscal 2020 results and the uncertainty related to the pandemic, the the Company is withdrawing its pre-pandemic targets for 2022 of $700 million in adjusted EBITDA and $400 million in adjusted free cash flow. We have provided additional details on our long-term algorithm in the deck that was provided with the release.

Webcast Information
In conjunction with this announcement, the Company will hold an investor conference call beginning at 10:00 a.m. eastern time today. The call will focus on fourth quarter and fiscal 2020 financial results and the financial outlook for fiscal 2021. All interested parties may access a live webcast of this conference call at www.energizerholdings.com, under "Investors" and "Events and Presentations" tabs or by using the following link:
https://www.webcaster4.com/Webcast/Page/1192/37929
For those unable to participate during the live webcast, a replay will be available on www.energizerholdings.com, under "Investors," "Events and Presentations," and "Past Events" tabs.
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Forward-Looking Statements.
This document contains both historical and forward-looking statements. Forward-looking statements are not based on historical facts but instead reflect our expectations, estimates or projections concerning future results or events, including, without limitation, the future sales, gross margins, costs, earnings, cash flows, tax rates and performance of the Company. These statements generally can be identified by the use of forward-looking words or phrases such as "believe," "expect," "expectation," "anticipate," "may," "could," "intend," "belief," "estimate," "plan," "target," "predict," "likely," "should," "forecast," "outlook," or other similar words or phrases. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results to differ materially from those indicated by those statements. We cannot assure you that any of our expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances. Numerous factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation:
•market and economic conditions;
•market trends in the categories in which we compete;
•uncertainty relating to the impacts of the COVID-19 outbreak, including but not limited to, its impacts on consumer demand, costs, product mix, the availability of our products, our strategic initiatives, our and our partners' global supply chains, operations and routes to market;
•our ability to integrate businesses, to realize the projected results of the acquired businesses, and to obtain expected cost savings, synergies and other anticipated benefits of the acquired businesses within the expected timeframe, or at all;
•the impact of the acquired businesses on our business operations;
•the success of new products and the ability to continually develop and market new products;
•our ability to attract, retain and improve distribution with key customers;
•our ability to continue planned advertising and other promotional spending;
•our ability to timely execute strategic initiatives, including restructurings, and international go-to-market changes in a manner that will positively impact our financial condition and results of operations and does not disrupt our business operations;
•the impact of strategic initiatives, including restructurings, on our relationships with employees, customers and vendors;
•our ability to maintain and improve market share in the categories in which we operate despite heightened competitive pressure;
•financial strength of distributors and suppliers;
•our ability to improve operations and realize cost savings;

•the impact of the United Kingdom’s future trading relationships following its exit from the European Union;
•the impact of foreign currency exchange rates and currency controls, as well as offsetting hedges;
•the impact of adverse or unexpected weather conditions;
•uncertainty from the expected discontinuance of LIBOR and the transition to any other interest rate benchmark;
•the impact of raw materials and other commodity costs;
•the impact of legislative changes or regulatory determinations or changes by federal, state and local, and foreign authorities, including customs and tariff determinations, as well as the impact of potential changes to tax laws, policies and regulations;
•costs and reputational damage associated with cyber-attacks or information security breaches or other events;
•the impact of advertising and product liability claims and other litigation; and
•compliance with debt covenants and maintenance of credit ratings as well as the impact of interest and principal repayment of our existing and any future debt.

In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of any such forward-looking statements. The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Additional risks and uncertainties include those detailed from time to time in our publicly filed documents, including those described under the heading “Risk Factors” in our Form 10-K filed with the Securities and Exchange Commission on November 19, 2019 as well as our Form 10-Q filed on August 5, 2020.

ENERGIZER HOLDINGS, INC.
CONSOLIDATED STATEMENT OF EARNINGS
(Condensed)
(In millions, except per share data - Unaudited)

	Quarter Ended September 30,		Twelve Months Ended September 30,
	2020	2019	2020	2019

Net sales	$763.0	$719.0	$2,744.8	$2,494.5
Cost of products sold (1)	481.2	431.2	1,662.9	1,490.7
Gross profit	281.8	287.8	1,081.9	1,003.8
Selling, general and administrative expense (1)	132.3	142.2	483.3	515.7
Advertising and promotion expense	40.2	27.4	147.1	127.3
Research and development expense (1)	9.8	9.1	35.4	32.8
Amortization of intangible assets	14.2	13.1	56.5	43.2
Interest expense (1) (2)	50.2	48.7	195.0	226.0
Loss on extinguishment of debt (3)	90.7	—	94.9	—
Other items, net (1)	(3.8)	(0.4)	2.0	(14.3)
(Loss)/Earnings before income taxes	(51.8)	47.7	67.7	73.1
Income tax (benefit)/provision	(10.1)	0.7	20.9	8.4
Net (loss)/earnings from continuing operations	$(41.7)	$47.0	$46.8	$64.7
Net loss from discontinued operations (4)	(9.8)	(0.8)	(140.1)	(13.6)
Net (loss)/earnings	(51.5)	46.2	(93.3)	51.1
Mandatory preferred stock dividends	(4.1)	(4.3)	(16.2)	(12.0)
Net (loss)/earnings attributable to common shareholders	$(55.6)	$41.9	$(109.5)	$39.1

Basic net (loss)/earnings per common share - continuing operations	$(0.67)	$0.62	$0.44	$0.79
Basic net loss per common share - discontinued operations	(0.14)	(0.01)	(2.03)	(0.20)
Basic net (loss)/earnings per common share	$(0.81)	$0.61	$(1.59)	$0.59

Diluted net (loss)/earnings per common share - continuing operations	$(0.67)	$0.62	$0.44	$0.78
Diluted net loss per common share - discontinued operations	(0.14)	(0.01)	(2.02)	(0.20)
Diluted net (loss)/earnings per common share	$(0.81)	$0.61	$(1.58)	$0.58

Weighted average shares of common stock - Basic	68.5	68.9	68.8	66.4
Weighted average shares of common stock - Diluted	68.5	69.2	69.5	67.3
(1) See the Supplemental Schedules - Non-GAAP Reconciliation attached which breaks out the Acquisition and integration related items included within these lines.

(2) Includes Acquisition debt commitment fees, interest, and ticking fees of $65.6 million for the twelve months ended September 30, 2019.

(3) The Loss on the extinguishment of debt for the quarter ended September 30, 2020 relates to the Company's July 2020 redemption of its $600.0 million Senior Notes due in 2025 and the redemption of the $750.0 million Senior Notes due in 2026 which were redeemed subsequent to year-end on October 16, 2020. The twelve months ended September 30, 2020 also includes the write off of deferred financing fees related to the term loan refinancing in December 2019.

(4) Included in these results is the pre-tax loss on the disposition of the Varta consumer battery business of $141.6 million in the twelve months ended September 30, 2020. The Net loss on discontinued operations is net of income tax expense of $5.4 million and a benefit of $1.2 million for the quarter and twelve months ended September 30, 2020, respectively and income tax expense of $6.5 million and $4.0 million for the quarter and twelve months ended September 30, 2019, respectively.

ENERGIZER HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(Condensed)
(In millions - Unaudited)

	SEPTEMBER 30,
	2020	2019
Assets
Current assets
Cash and cash equivalents	$459.8	$258.5
Restricted cash	790.0	—
Trade receivables	292.0	340.2
Inventories	511.3	469.3
Other current assets	157.8	177.1
Assets held for sale	—	791.7
Total current assets	$2,210.9	$2,036.8
Property, plant and equipment, net	352.1	362.0
Operating lease asset	121.9	—
Goodwill	1,016.0	1,004.8
Other intangible assets, net	1,909.0	1,958.9
Deferred tax asset	24.3	22.8
Other assets	94.1	64.3
Total assets	$5,728.3	$5,449.6
Liabilities and Shareholders' Equity
Current liabilities
Current maturities of long-term debt	$841.3	$—
Current portion of capital leases	1.7	1.6
Notes payable	3.8	31.9
Accounts payable	378.1	299.0
Current operating lease liabilities	14.8	—
Other current liabilities	408.7	333.6
Liabilities held for sale	—	402.9
Total current liabilities	$1,648.4	$1,069.0
Long-term debt	3,306.9	3,461.6
Operating lease liabilities	111.9	—
Deferred tax liability	140.4	170.6
Other liabilities	211.6	204.6
Total liabilities	$5,419.2	$4,905.8
Shareholders' equity
Common stock	0.7	0.7
Mandatory convertible preferred stock	—	—
Additional paid-in capital	859.2	870.3
Retained earnings	(66.2)	129.5
Treasury stock	(176.9)	(158.4)
Accumulated other comprehensive loss	(307.7)	(298.3)
Total shareholders' equity	$309.1	$543.8
Total liabilities and shareholders' equity	$5,728.3	$5,449.6

ENERGIZER HOLDINGS, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(Condensed)
(In millions - Unaudited)

	FOR THE YEARS ENDED SEPTEMBER 30,
	2020	2019
Cash Flow from Operating Activities
Net loss/(earnings)	$(93.3)	$51.1
Loss from discontinued operations	(140.1)	(13.6)
Net earnings from continuing operations	$46.8	$64.7
Adjustments to reconcile net earnings to net cash flow from operations:
Non-cash integration and restructuring charges	17.8	3.0
Depreciation and amortization	111.9	92.8
Deferred income taxes	(34.8)	(33.3)
Share-based compensation expense	24.5	27.1
Loss on extinguishment on debt	94.9	—
Mandatory transition tax	—	(0.4)
Inventory step up	—	36.2
Settlement loss on pension plan terminations	—	3.7
Non-cash items included in income, net	23.1	(4.2)
Other, net	(7.1)	22.1
Changes in assets and liabilities used in operations, net of acquisitions
Decrease/(increase) in accounts receivable, net	47.8	(24.9)
Increase in inventories	(39.8)	(15.2)
Decrease/(increase) in other current assets	53.4	(44.3)
Increase in accounts payable	76.2	5.2
(Decrease)/increase in other current liabilities	(25.4)	9.6
Net cash from operating activities from continuing operations	389.3	142.1
Net cash (used by)/from operating activities from discontinued operations	(12.9)	7.4
Net cash from operating activities	376.4	149.5
Cash Flow from Investing Activities
Capital expenditures	(65.3)	(55.1)
Proceeds from sale of assets	6.4	0.2
Acquisitions, net of cash acquired	(5.1)	(2,460.0)
Net cash used by investing activities from continuing operations	(64.0)	(2,514.9)
Net cash from/(used by) investing activities from discontinued operations	280.9	(407.4)
Net cash from/(used by) investing activities	216.9	(2,922.3)
Cash Flow from Financing Activities
Cash proceeds from issuance of debt with original maturities greater than 90 days	2,020.6	1,800.0
Payments on debt with maturities greater than 90 days	(1,393.5)	(529.5)
Net decrease in debt with maturities 90 days or less	(30.2)	(214.1)
Debt issuance costs	(26.5)	(40.1)
Premiums paid on extinguishment of debt	(18.3)	—
Net proceeds from issuance of mandatory convertible preferred shares	—	199.5
Net proceeds from issuance of common stock	—	205.3
Dividends paid on common stock	(85.4)	(83.0)
Dividends paid on mandatory convertible preferred stock	(16.2)	(8.0)
Common stock repurchased	(45.0)	(45.0)
Taxes paid for withheld share-based payments	(11.3)	(8.3)
Net cash from financing activities from continuing operations	394.2	1,276.8
Net cash used by financing activities from discontinued operations	(1.1)	(4.7)
Net cash from financing activities	393.1	1,272.1
Effect of exchange rate changes on cash, cash equivalents and restricted cash	4.9	(9.1)
Net increase/(decrease) in cash, cash equivalents and restricted cash from continuing operations	724.4	(1,105.1)
Net increase/(decrease) in cash, cash equivalents, and restricted cash from discontinued operations	266.9	(404.7)
Net increase/(decrease) in cash, cash equivalents, and restricted cash	991.3	(1,509.8)
Cash, cash equivalents and restricted cash, beginning of period	258.5	1,768.3
Cash, cash equivalents and restricted cash, end of period	$1,249.8	$258.5

ENERGIZER HOLDINGS, INC.
Supplemental Schedules
Introduction to the Reconciliation of GAAP and Non-GAAP Measures
For the Quarter and Twelve Months ended September 30, 2020
The Company reports its financial results in accordance with accounting principles generally accepted in the U.S. ("GAAP"). However, management believes that certain non-GAAP financial measures provide users with additional meaningful comparisons to the corresponding historical or future period. These non-GAAP financial measures exclude items that are not reflective of the Company's on-going operating performance, such as acquisition and integration costs and related items, settlement loss on pension plan terminations, loss on extinguishment of debt, the one-time impact of the CARES Act and the December 2017 Tax Cuts and Jobs Act (2017 tax reform). In addition, these measures help investors to analyze year over year comparability when excluding currency fluctuations, acquisition activity as well as other company initiatives that are not on-going. We believe these non-GAAP financial measures are an enhancement to assist investors in understanding our business and in performing analysis consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or superior to, the comparable GAAP measures. In addition, these non-GAAP measures may not be the same as similar measures used by other companies due to possible differences in method and in the items being adjusted.

We provide the following non-GAAP measures and calculations, as well as the corresponding reconciliation to the closest GAAP measure in the following supplemental schedules:

Segment profit. This amount represents the operations of our two reportable segments including allocations for shared support functions. General corporate and other expenses, global marketing expenses, R&D expenses, amortization expense, interest expense, loss on extinguishment of debt, other items, net, and charges related to acquisition and integration and settlement loss on pension plan terminations have all been excluded from segment profit.

Adjusted net earnings from continuing operations and Adjusted Diluted net earnings per common share - continuing operations (EPS). These measures exclude the impact of the costs related to acquisition and integration, the loss on extinguishment of debt, the settlement loss on pension plan terminations and the one-time impact of the CARES ACT and 2017 tax reform.

Non-GAAP Tax Rate. This is the tax rate when excluding the pre-tax impact of acquisition and integration, the loss on extinguishment of debt, settlement loss on pension plan terminations, as well as the related tax impact for these items, calculated utilizing the statutory rate for where the costs were incurred, as well as the one-time impact of the CARES Act and 2017 tax reform.

Organic. This is the non-GAAP financial measurement of the change in revenue or segment profit that excludes or otherwise adjusts for the impact of acquisitions, operations in Argentina, and the impact of currency from the changes in foreign currency exchange rates as defined below:

Impact of acquisitions. Energizer completed the Auto Care Acquisition on January 28, 2019 and the Battery Acquisition on January 2, 2019. These adjustments include the impact the acquisitions' ongoing operations contributed to each respective income statement caption for the first year's operations directly after the acquisition date. This does not include the impact of acquisition and integration costs associated with the acquisitions.
Change in Argentina operations. The Company is presenting separately all changes in sales and segment profit from our Argentina affiliate due to the designation of the economy as highly inflationary as of July 1, 2018.
Impact of currency. The Company evaluates the operating performance of our Company on a currency neutral basis. The impact of currency is the difference between the value of current year foreign operations at the current period ending USD exchange rate, compared to the value of the current year foreign operations at the prior period ending USD exchange rate.
Adjusted Comparisons. Detail for adjusted gross profit, adjusted gross margin, adjusted SG&A, adjusted SG&A as a percent of sales, adjusted R&D, adjusted Interest expense and adjusted Other items, net are also supplemental non-GAAP measure disclosures. These measures exclude the impact of costs related to acquisition and integration.

Free Cash Flow and Adjusted Free Cash Flow. Free Cash Flow is defined as net cash provided by operating activities reduced by capital expenditures, net of the proceeds from asset sales. Adjusted Free Cash Flow is defined as Free Cash Flow excluding the cash payments for acquisition and integration expenses and integration capital expenditures. These expense cash payments are net of the statutory tax benefit associated with the payment.

EBITDA and Adjusted EBITDA. EBITDA is defined as net earnings before income tax provision, interest, Loss on extinguishment of debt and depreciation and amortization. Adjusted EBITDA further excludes the impact of the costs related to acquisition and integration and share based payments.

Energizer Holdings, Inc.
Supplemental Schedules - Segment Information and Supplemental Sales Data
For the Quarter and Twelve Months ended September 30, 2020
Operations for Energizer are managed via two major geographic reportable segments: Americas and International. Energizer’s operating model includes a combination of standalone and shared business functions between the geographic segments, varying by country and region of the world. Energizer applies a fully allocated cost basis, in which shared business functions are allocated between segments. Such allocations are estimates, and do not represent the costs of such services if performed on a standalone basis. Segment sales and profitability for the quarter and twelve months ended September 30, 2020 and 2019, respectively, are presented below:

	For the Quarter Ended September 30,		For the Twelve Months Ended September 30,
	2020	2019	2020	2019
Net Sales
Americas	$554.9	$514.6	$1,971.2	$1,734.8
International	208.1	204.4	773.6	759.7
Total net sales	$763.0	$719.0	$2,744.8	$2,494.5
Segment Profit
Americas	$144.6	$148.0	$498.5	$456.6
International	28.4	42.9	155.8	174.9
Total segment profit	$173.0	$190.9	$654.3	$631.5
General corporate and other expenses (1)	(29.8)	(33.2)	(103.8)	(111.5)
Global marketing expense (2)	(9.1)	(5.7)	(28.2)	(18.2)
Research and development expense (3)	(9.7)	(8.3)	(34.1)	(31.7)
Amortization of intangible assets	(14.2)	(13.1)	(56.5)	(43.2)
Acquisition and integration costs (4)	(20.4)	(28.5)	(68.0)	(188.4)
Settlement loss on pension plan terminations (5)	—	(3.7)	—	(3.7)
Loss on extinguishment of debt	(90.7)	—	(94.9)	—
Interest expense - Adjusted (6)	(50.2)	(48.7)	(195.0)	(160.4)
Other items, net - Adjusted (7)	(0.7)	(2.0)	(6.1)	(1.3)
Total (loss)/earnings before income taxes	$(51.8)	$47.7	$67.7	$73.1
(1) Of this amount, $2.9 million and $2.3 million were recorded in Cost of products sold and the remainder was recorded in SG&A in the Consolidated (Condensed) Statement of Earnings for the twelve months ended September 30, 2020 and 2019, respectively.
(2) The quarter and twelve months ended September 30, 2020 includes $3.6 million and $12.1 million recorded in SG&A respectively, and $5.5 million and $16.1 million recorded in A&P, respectively, on the Consolidated (Condensed) Statement of Earnings. The quarter and twelve months ended September 30, 2019 includes $2.3 million and $6.3 million recorded in SG&A respectively, and $3.4 million and $11.9 million recorded in A&P, respectively, on the Consolidated (Condensed) Statement of Earnings.
(3) Research and development expense for the quarter and twelve months ended September 30, 2020 included $0.1 million and $1.3 million, respectively, and included $0.8 million and $1.1 million for the quarter and twelve months ended September 30, 2019, respectively, of acquisition and integration costs which have been reclassified for purposes of the reconciliation above.
(4) See the Supplemental Schedules - Non-GAAP Reconciliation for where these charges are recorded in unaudited Consolidated (Condensed) Statement of Earnings.
(5) The prior year settlement is related to the termination of the Ireland pension plan which was recorded in Other items, net.
(6) Interest expense for the twelve months ended September 30, 2019 included $65.6 million of Acquisition debt commitment fees, interest and ticking fees which have been reclassified for purposes of the reconciliation above.
(7) See the Supplemental Non-GAAP reconciliation for the Other items, net reconciliation between the reported and adjusted balances.

Supplemental product information is presented below for revenues from external customers:

	For the Quarter Ended September 30,		For the Twelve Months Ended September 30,
Net Sales	2020	2019	2020	2019
Batteries	$579.5	$561.4	$2,099.8	$1,959.9
Auto Care	142.7	119.4	513.0	409.3
Lights and Licensing	40.8	38.2	132.0	125.3
Total Net sales	$763.0	$719.0	$2,744.8	$2,494.5

Energizer Holdings, Inc.
Supplemental Schedules - GAAP EPS to Adjusted EPS Reconciliation
For the Quarter and Twelve Months ended September 30, 2020
(In millions, except for per share data- Unaudited)
The following tables provide a reconciliation of Net earnings from continuing operations and Diluted net earnings per common share - continuing operations to Adjusted net earnings from continuing operations and Adjusted diluted net earnings per share -
continuing operations, which are non-GAAP measures.

	For the Quarter Ended September 30,		For the Twelve Months Ended September 30,
	2020	2019	2020	2019
Net (loss)/earnings attributable to common shareholders	$(55.6)	$41.9	$(109.5)	$39.1
Mandatory preferred stock dividends	(4.1)	(4.3)	(16.2)	(12.0)
Net (loss)/earnings	(51.5)	46.2	(93.3)	51.1
Net loss from discontinued operations, net of tax	(9.8)	(0.8)	(140.1)	(13.6)
Net (loss)/earnings from continuing operations	$(41.7)	$47.0	$46.8	$64.7
Pre-tax adjustments
Acquisition and integration (1)	$20.4	$28.5	$68.0	$188.4
Loss on extinguishment of debt	90.7	—	94.9	—
Settlement loss on pension terminations (Other items, net)	—	3.7	—	3.7
Total adjustments, pre-tax	$111.1	$32.2	$162.9	$192.1
After tax adjustments
Acquisition and integration	$19.9	$19.0	$55.2	$148.1
Loss on extinguishment of debt	69.8	—	73.0	—
Settlement loss on pension plan terminations	—	3.7	—	3.7
One-time impact of the CARES Act	(3.3)	—	1.8	—
One-time impact of 2017 tax reform	—	(1.1)	—	(0.4)
Total adjustments, after tax	$86.4	$21.6	$130.0	$151.4
Adjusted net earnings from continuing operations (2)	$44.7	$68.6	$176.8	$216.1
Diluted net (loss)/earnings per common share - continuing operations	$(0.67)	$0.62	$0.44	$0.78
Adjustments
Acquisition and integration	0.29	0.26	0.79	2.06
Loss on extinguishment of debt	1.01	—	1.05	—
Settlement loss on pension plan terminations	—	0.05	—	0.05
One-time impact of the CARES Act	(0.05)	—	0.03	—
One-time impact of 2017 tax reform	—	(0.01)	—	(0.01)
Impact for diluted share calculation (3)	0.01	0.01	—	0.12
Adjusted diluted net earnings per diluted common share - continuing operations	$0.59	$0.93	$2.31	$3.00
Weighted average shares of common stock - Diluted	68.5	69.2	69.5	67.3
Adjusted Weighted average shares of common stock - Diluted (3)	69.4	73.9	69.5	72.0
(1) See Supplemental Schedules - Non-GAAP Reconciliation for where these costs are recorded on the unaudited Consolidated (Condensed) Statement of Earnings.
(2) The Effective tax rate for the quarters ended September 30, 2020 and 2019 for the Adjusted - Non-GAAP Net Earnings and Diluted EPS was 24.6% and 14.1%, respectively, as calculated utilizing the statutory rate for where the costs were incurred. The effective rate for the twelve months ended September 30, 2020 and 2019 for the Adjusted - Non-GAAP Net Earnings and Diluted EPS was 23.3% and 18.5%, respectively, as calculated utilizing the statutory rate for where the costs were incurred.
(3) For the quarter ended September 30, 2020, the Adjusted Weighted average shares of common stock - Diluted includes the dilutive impact of our outstanding performance shares and restricted stock as they are dilutive to the calculation. For the quarter and twelve months ended September 30, 2019, the Adjusted Weighted average shares of common stock - Diluted is assuming conversion of the preferred shares as those results are more dilutive. The shares have been adjusted for the 4.7 million share conversion and the preferred dividend has been excluded from the Adjusted net earnings.

Energizer Holdings, Inc.
Supplemental Schedules - Segment Sales
For the Quarter and Twelve Months Ended September 30, 2020
(In millions, except per share data - Unaudited)

Net Sales
Americas	Q1'20	% Chg	Q2'20	% Chg	Q3'20	% Chg	Q4'20	% Chg	FY '20	% Chg
Net sales - prior year	$373.5		$381.6		$465.1		$514.6		$1,734.8
Organic	(19.0)	(5.1)%	10.9	2.9%	33.6	7.2%	44.3	8.6%	69.8	4.0%
Impact of Battery Acquisition	107.1	28.7%	—	—%	—	—%	—	—%	107.1	6.2%
Impact of Auto Care Acquisition	52.9	14.2%	21.1	5.5%	—	—%	—	—%	74.0	4.3%
Change in Argentina operations	0.2	0.1%	(0.7)	(0.2)%	0.1	—%	2.0	0.4%	1.6	0.1%
Impact of currency	(0.2)	(0.1)%	(3.0)	(0.8)%	(6.9)	(1.4)%	(6.0)	(1.2)%	(16.1)	(1.0)%
Net sales - current year	$514.5	37.8%	$409.9	7.4%	$491.9	5.8%	$554.9	7.8%	$1,971.2	13.6%

International
Net sales - prior year	$198.4		$174.8		$182.1		$204.4		$759.7
Organic	(0.7)	(0.4)%	4.1	2.3%	(11.3)	(6.2)%	(0.5)	(0.2)%	(8.4)	(1.1)%
Impact of Battery Acquisition	18.4	9.3%	—	—%	—	—%	—	—%	18.4	2.4%
Impact of Auto Care Acquisition	8.5	4.3%	2.6	1.5%	—	—%	—	—%	11.1	1.5%
Impact of currency	(2.3)	(1.2)%	(4.4)	(2.5)%	(4.7)	(2.6)%	4.2	2.0%	(7.2)	(1.0)%
Net sales - current year	$222.3	12.0%	$177.1	1.3%	$166.1	(8.8)%	$208.1	1.8%	$773.6	1.8%

Total Net Sales
Net sales - prior year	$571.9		$556.4		$647.2		$719.0		$2,494.5
Organic	(19.7)	(3.4)%	15.0	2.7%	22.3	3.4%	43.8	6.1%	61.4	2.5%
Impact of Battery Acquisition	125.5	21.9%	—	—%	—	—%	—	—%	125.5	5.0%
Impact of Auto Care Acquisition	61.4	10.7%	23.7	4.3%	—	—%	—	—%	85.1	3.4%
Change in Argentina operations	0.2	—%	(0.7)	(0.1)%	0.1	—%	2.0	0.3%	1.6	0.1%
Impact of currency	(2.5)	(0.4)%	(7.4)	(1.4)%	(11.6)	(1.7)%	(1.8)	(0.3)%	(23.3)	(1.0)%
Net sales - current year	$736.8	28.8%	$587.0	5.5%	$658.0	1.7%	$763.0	6.1%	$2,744.8	10.0%

Energizer Holdings, Inc.
Supplemental Schedules - Segment Profit
For the Quarter and Twelve Months Ended September 30, 2020
(In millions, except per share data - Unaudited)

Segment Profit
Americas	Q1'20	% Chg	Q2'20	% Chg	Q3'20	% Chg	Q4'20	% Chg	FY '20	% Chg
Segment Profit - prior year	$116.1		$88.7		$103.8		$148.0		$456.6
Organic	(17.1)	(14.7)%	8.6	9.7%	22.8	22.0%	0.5	0.3%	14.8	3.2%
Impact of Battery Acquisition	21.8	18.8%	—	—%	—	—%	—	—%	21.8	4.8%
Impact of Auto Care Acquisition	9.1	7.8%	6.7	7.6%	—	—%	—	—%	15.8	3.5%
Change in Argentina operations	(0.6)	(0.5)%	(0.3)	(0.3)%	0.4	0.4%	(0.1)	(0.1)%	(0.6)	(0.1)%
Impact of currency	(0.1)	(0.1)%	(1.9)	(2.2)%	(4.1)	(4.0)%	(3.8)	(2.5)%	(9.9)	(2.2)%
Segment Profit - current year	$129.2	11.3%	$101.8	14.8%	$122.9	18.4%	$144.6	(2.3)%	$498.5	9.2%

International
Segment Profit - prior year	$54.6		$36.4		$41.0		$42.9		$174.9
Organic	(8.3)	(15.2)%	6.1	16.8%	(3.1)	(7.6)%	(17.1)	(39.9)%	(22.4)	(12.8)%
Impact of Battery Acquisition	6.1	11.2%	—	—%	—	—%	—	—%	6.1	3.5%
Impact of Auto Care Acquisition	1.0	1.8%	0.3	0.8%	—	—%	—	—%	1.3	0.7%
Impact of currency	(1.2)	(2.2)%	(2.4)	(6.6)%	(3.1)	(7.5)%	2.6	6.1%	(4.1)	(2.3)%
Segment Profit - current year	$52.2	(4.4)%	$40.4	11.0%	$34.8	(15.1)%	$28.4	(33.8)%	$155.8	(10.9)%

Total Segment Profit
Segment Profit - prior year	$170.7		$125.1		$144.8		$190.9		$631.5
Organic	(25.4)	(14.9)%	14.7	11.8%	19.7	13.6%	(16.6)	(8.7)%	(7.6)	(1.2)%
Impact of Battery Acquisition	27.9	16.3%	—	—%	—	—%	—	—%	27.9	4.4%
Impact of Auto Care Acquisition	10.1	5.9%	7.0	5.6%	—	—%	—	—%	17.1	2.7%
Change in Argentina operations	(0.6)	(0.4)%	(0.3)	(0.2)%	0.4	0.3%	(0.1)	(0.1)%	(0.6)	(0.1)%
Impact of currency	(1.3)	(0.6)%	(4.3)	(3.5)%	(7.2)	(5.0)%	(1.2)	(0.6)%	(14.0)	(2.2)%
Segment Profit - current year	$181.4	6.3%	$142.2	13.7%	$157.7	8.9%	$173.0	(9.4)%	$654.3	3.6%

Energizer Holdings, Inc.
Supplemental Schedules - Non-GAAP Reconciliations
For the Quarter and Twelve Months Ended September 30, 2020
(In millions, except per share data - Unaudited)

Gross Profit	Q1'20	Q2'20	Q3'20	Q4'20	Q1'19	Q2'19	Q3'19	Q4'19	2020	2019
Net Sales	$736.8	$587.0	$658.0	$763.0	$571.9	$556.4	$647.2	$719.0	$2,744.8	$2,494.5
Cost of products sold - adjusted	428.6	343.1	389.3	469.9	296.4	330.5	388.5	416.6	1,630.9	1,432.0
Adjusted Gross Profit	$308.2	$243.9	$268.7	$293.1	$275.5	$225.9	$258.7	$302.4	$1,113.9	$1,062.5
Adjusted Gross Margin	41.8%	41.6%	40.8%	38.4%	48.2%	40.6%	40.0%	42.1%	40.6%	42.6%
Acquisition and integration costs	6.9	8.3	5.5	11.3	—	4.5	5.9	12.1	32.0	22.5
Inventory step up	—	—	—	—	—	27.2	6.5	2.5	—	36.2
Reported Cost of products sold	435.5	351.4	394.8	481.2	296.4	362.2	400.9	431.2	1,662.9	1,490.7
Reported Gross Profit	$301.3	$235.6	$263.2	$281.8	$275.5	$194.2	$246.3	$287.8	$1,081.9	$1,003.8
Reported Gross Margin	40.9%	40.1%	40.0%	36.9%	48.2%	34.9%	38.1%	40.0%	39.4%	40.2%

SG&A	Q1'20	Q2'20	Q3'20	Q4'20	Q1'19	Q2'19	Q3'19	Q4'19	2020	2019
Segment SG&A	$84.1	$82.4	$78.5	$86.8	$65.8	$81.4	$82.8	$88.2	$331.8	$318.2
Corporate SG&A	24.0	23.0	25.2	28.4	18.7	28.6	29.1	32.5	100.6	108.9
Global Marketing	2.9	2.6	3.0	3.6	1.2	2.2	0.6	2.3	12.1	6.3
SG&A Adjusted - subtotal	$111.0	$108.0	$106.7	$118.8	$85.7	$112.2	$112.5	$123.0	$444.5	$433.4
SG&A Adjusted % of Net Sales	15.1%	18.4%	16.2%	15.6%	15.0%	20.2%	17.4%	17.1%	16.2%	17.4%
Acquisition and integration costs	11.1	8.1	6.1	13.5	18.9	29.1	15.1	19.2	38.8	82.3
Reported SG&A	$122.1	$116.1	$112.8	$132.3	$104.6	$141.3	$127.6	$142.2	$483.3	$515.7
Reported SG&A % of Net Sales	16.6%	19.8%	17.1%	17.3%	18.3%	25.4%	19.7%	19.8%	17.6%	20.7%

Other items, net	Q1'20	Q2'20	Q3'20	Q4'20	Q1'19	Q2'19	Q3'19	Q4'19	2020	2019
Interest income	$(0.1)	$(0.1)	$(0.2)	$(0.2)	$(0.3)	$(0.7)	$(0.3)	$(6.4)	$(0.6)	$(7.7)
Foreign currency exchange (gain)/loss	(0.4)	5.5	2.9	0.7	(1.1)	3.8	(0.3)	2.8	8.7	5.2
Pension benefit other than service costs	(0.5)	(0.5)	(0.5)	(0.2)	(0.7)	(0.7)	(0.7)	(0.2)	(1.7)	(2.3)
Other	0.1	0.3	(1.1)	0.4	—	—	0.3	5.8	(0.3)	6.1
Adjusted Other items, net	(0.9)	5.2	1.1	0.7	(2.1)	2.4	(1.0)	2.0	6.1	1.3
Acquisition foreign currency loss/(gain)	2.2	—	—	—	(9.0)	—	0.9	(5.5)	2.2	(13.6)
Interest income on restricted cash	—	—	—	—	(5.8)	—	—	—	—	(5.8)
Transition services agreement income	(0.3)	(0.1)	(0.4)	(0.1)	—	(0.1)	(0.7)	(0.6)	(0.9)	(1.4)
Gain on sale of assets	(1.0)	—	—	—	—	—	—	—	(1.0)	—
Pre-acquisition insurance proceeds	—	—	—	(4.9)	—	—	—	—	(4.9)	—
Other	—	—	—	0.5	—	1.5	—	—	0.5	1.5
Acquisition and integration cost	0.9	(0.1)	(0.4)	(4.5)	(14.8)	1.4	0.2	(6.1)	(4.1)	(19.3)
Settlement loss on pension plan terminations	—	—	—	—	—	—	—	3.7	—	3.7
Total Other items, net Reported	$—	$5.1	$0.7	$(3.8)	$(16.9)	$3.8	$(0.8)	$(0.4)	$2.0	$(14.3)

Acquisition and integration	Q1'20	Q2'20	Q3'20	Q4'20	Q1'19	Q2'19	Q3'19	Q4'19	2020	2019
Inventory step up (COGS)	$—	$—	$—	$—	$—	$27.2	$6.5	$2.5	$—	$36.2
Cost of products sold	6.9	8.3	5.5	11.3	—	4.5	5.9	12.1	32.0	22.5
SG&A	11.1	8.1	6.1	13.5	18.9	29.1	15.1	19.2	38.8	82.3
Research and development	0.4	0.6	0.2	0.1	—	—	0.3	0.8	1.3	1.1
Interest expense	—	—	—	—	32.4	33.2	—	—	—	65.6
Other items, net	0.9	(0.1)	(0.4)	(4.5)	(14.8)	1.4	0.2	(6.1)	(4.1)	(19.3)
Acquisition and integration related items	$19.3	$16.9	$11.4	$20.4	$36.5	$95.4	$28.0	$28.5	$68.0	$188.4

Energizer Holdings, Inc.
Supplemental Schedules - Non-GAAP Reconciliations cont.
For the Quarter and Twelve Months Ended September 30, 2020
(In millions, except per share data - Unaudited)

	Q1'20	Q2'20	Q3'20	Q4'20	FY 2020
Net earnings/(loss) from continuing operations	$45.8	$13.7	$29.0	$(41.7)	$46.8
Income tax provision/(benefit)	12.9	8.2	9.9	(10.1)	20.9
Earnings/(loss) before income taxes	58.7	21.9	38.9	(51.8)	67.7
Interest expense	46.8	47.2	50.8	50.2	195.0
Loss on extinguishment of debt	4.2	—	—	90.7	94.9
Depreciation & Amortization	27.6	28.5	28.2	27.6	111.9
EBITDA	137.3	97.6	117.9	116.7	469.5
Adjustments:
Acquisition and integration costs	19.3	16.9	11.4	20.4	68.0
Share-based payments	7.2	8.7	5.3	3.3	24.5
Adjusted EBITDA	$163.8	$123.2	$134.6	$140.4	$562.0

Free Cash Flow	2020	2019
Net cash from operating activities	$389.3	$142.1
Capital expenditures	(65.3)	(55.1)
Proceeds from sale of assets	6.4	0.2
Free Cash Flow - subtotal	$330.4	$87.2
Cash paid for acquisition and integration expenses (1)	33.7	159.2
Cash paid for integration related capital expenditures	41.0	9.8
Adjusted Free Cash Flow	$405.1	$256.2
(1) These expenses include financing costs, success fees, consulting and legal costs incurred to complete the acquisition, as well as integration costs incurred since the acquisition.

Energizer Holdings, Inc.
Supplemental Schedules - Non-GAAP Reconciliations cont.
Fiscal 2021 Outlook
(In millions, except per share data - Unaudited)

Fiscal Year 2021 Outlook Reconciliation - Adjusted earnings from continuing operations and Adjusted diluted net earnings per common share - continuing operations (EPS)

(in millions, except per share data)	Net earnings			EPS
Fiscal Year 2021 - GAAP Outlook	$172	to	$198	$2.30	to	$2.69
Impacts:
Acquisition and integration costs, net of tax benefit	44	to	38	0.65	to	0.56

Fiscal Year 2021 - Adjusted Outlook	$216	to	$236	$2.95	to	$3.25

Fiscal Year 2021 Outlook Reconciliation - Adjusted EBITDA
(in millions, except per share data)
Net earnings from continuing operations	$172	to	$198
Income tax provision	38	to	72
Earnings before income taxes	$210	to	$270
Interest expense	190	to	180
Amortization	58	to	56
Depreciation	57	to	54
EBITDA	$515	to	$560

Adjustments:
Integration costs	60	to	50
Share-based payments	25	to	20
Adjusted EBITDA	$600	to	$630

Fiscal Year 2021 Outlook Reconciliation - Adjusted Free Cash Flow
(in millions, except per share data)
Net cash from operating activities	$325	to	$360
Capital expenditures	80	to	70
Free cash flow	$245	to	$290
Adjustments:
Integration costs	40	to	30
Integration related capital expenditures	40	to	30
Adjusted free cash flow	$325	to	$350